Exhibit 99.1

Longs Reports Preliminary September Retail Drug Store Sales

WALNUT CREEK, CA (October 9, 2008) – Longs Drug Stores Corporation (NYSE:LDG) today reported preliminary total retail drug store sales for the 5-week, 9-week and 35-week periods ended October 2, 2008.

	Periods ended October 2, 2008
(Dollars in millions)	Month (5 weeks)	Quarter to Date (9 weeks)	Year to Date (35 weeks)
Total retail drug store sales	$447	$811	$3,232
Increase from comparable prior year period	0.0%	0.4%	1.4%
Same-store sales increase (decrease):
Pharmacy	0.4%	(0.4)%	(0.1)%
Front-end	(3.9)%	(2.8)%	(0.8)%
Total	(1.7)%	(1.6)%	(0.4)%

Longs estimated that preliminary September pharmacy same-store sales were unfavorably impacted by approximately 300 to 325 basis points as a result of recent generic introductions being substituted for higher-priced brand name drugs. In addition, a reduction in cold, flu, and allergy prescriptions, primarily due to the impact of the switch of the prescription allergy medicine Zyrtec to over-the-counter status, had an unfavorable impact of approximately 125 to 150 basis points on pharmacy same-store sales.

The Company also estimated that preliminary September pharmacy same-store sales were favorably impacted by approximately 75 to 100 basis points as a result of a shift in the fiscal calendar. The first two days of October were included in the fiscal month of September. Since there is typically an increase in the number of prescriptions filled in the first several days of a month, this calendar shift favorably impacted September pharmacy sales and will unfavorably impact October pharmacy sales.

ABOUT THE COMPANY

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. The Company operates 526 retail pharmacies and offers a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.